Exhibit 10.20

TRANSITION AGREEMENT

This Agreement dated December 23, 2010 is between Bruce Nolop (“Executive”) and E*TRADE Financial Corporation (the “Company”) (the “Parties”).

WHEREAS, the Parties entered into the Employment Agreement, dated as of September 12, 2008 (the “Employment Agreement”), pursuant to which Executive agreed to serve as the Company’s Chief Financial Officer until December 31, 2010, or until such earlier time as one of the Parties otherwise terminated the relationship; and

WHEREAS, the Parties wish to set forth their intentions and commitments regarding the transition of the Executive following the expiration of his Employment Agreement on December 31, 2010.

1. Transition.

(a) The Parties hereby agree that Executive’s employment as Chief Financial Officer of the Company will end on December 31, 2010 (the “Transition Effective Date”) and, as of such date, the Employment Agreement will terminate by its terms and no further amounts will be due under the Employment Agreement. Except as set forth in clause (b) below, as of the Transition Effective Date, Executive hereby resigns from any and all director, manager, officer, employee, or other positions he may hold with the Company, its subsidiaries and any of its affiliates.

(b) The Parties hereby agree that Executive’s employment with the Company will continue in the capacity of Executive Advisor until [March 31, 2011] (the “Transition Period”), unless Executive’s employment is otherwise terminated by either Party prior to the end of the Transition Period.

(c) Executive agrees to assist in the transition of Executive’s responsibilities to the new Chief Financial Officer during the Transition Period if and when requested by the Company’s Chief Financial Officer.

2. Transition Compensation. In addition to continuing to receive his base salary in effect as of December 2010, while he remains employed during the Transition Period, Executive shall receive the following compensation:

(a) Executive will remain eligible to receive a cash bonus for 2010 performance, payable no later than March 15, 2011, as determined by the Company’s Compensation Committee.

(b) If Executive remains employed until March 31, 2011, or if the Company involuntarily terminates Executive without Cause (as defined in the Employment Agreement) prior to such date, Executive will receive a transition payment equal to $250,000, payable within 30 days thereafter, subject to Executive having signed and let become effective a release of claims in the form set forth on Exhibit A hereto (the “Release”).

(c) Upon completion of the Transition Period, Executive will receive the following, subject to Executive having signed and let become effective the Release:

(i) a lump sum cash severance payment equal to one times the sum of (x) Executive’s annual base salary in effect as of December 2010 and (y) Executive’s annual cash performance bonus at the target payment level in effect for fiscal 2010, which payment shall be paid within 30 days following termination of employment;

(ii) full accelerated vesting as of the end of the Transition Period (or, if later, the effective date of the Release) of any options, restricted stock awards, restricted stock units and other equity awards that are outstanding as of December 31, 2010; and

(iii) reimbursement for the cost of medical coverage at a level equivalent to that provided by the Company immediately prior to termination of employment, through the earlier of: (A) 12 months following the Transition Period, or (B) the time Executive begins alternative employment; provided that (x) it shall be the obligation of Executive to inform the Company that new employment has been obtained and (y) such reimbursement shall be made by the Company subsidizing or reimbursing COBRA premiums or, if Executive is no longer eligible for COBRA continuation coverage, by a lump sum payment based on the monthly premiums immediately prior to the expiration of COBRA coverage.

For the avoidance of doubt, Executive shall not receive any new Company equity awards after December 31, 2010 and shall not be eligible for participation in the Company’s 2011 cash bonus program.

3. Tax Matters: All amounts referenced in Section 2 and elsewhere in this Agreement shall be subject to any required tax withholding by the Company. The payments under Section 2 are intended to qualify for the short-term deferral exception to Section 409A of the Code and shall be paid no later than 2 and 1/2 months after the end of Executive’s taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture. To the extent any such amounts do not so qualify, Section 6(a) of the Employment Agreement is hereby incorporated by referenced.

4. Continuing Agreements; Equity Agreements: Executive shall continue to be bound by and comply with the Agreement Regarding Employment and Proprietary Information and Inventions between the Company and Executive. Executive shall retain his equity incentive awards on their existing terms, as set forth in the applicable award agreements (as previously modified by the Employment Agreement).

5. Mutual Non-Disparagement; Disclosure of Agreement: During and following Executive’s employment with the Company, Executive agrees that he shall not disparage the Company or any of its current or future officers, directors, employees with whom he is acquainted, or its current products or services, and the Company agrees that it will not disparage Executive in the course of any authorized internal or external communication, and the Company shall cause its current and future directors and executive officers not to disparage Executive and shall instruct its executive officers and directors to refrain from making such statements and to instruct their respective representatives to so refrain. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Executive or the Company from (x) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (y) making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over Executive or the Company. Executive and the Company acknowledge that the Company will be required to disclose this Agreement and its terms in its public filings with the SEC.

6. Dispute Resolution: Consistent with the Employment Agreement, in the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in New York, New York in accordance with its National Employment Dispute Resolution rules. Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. In connection with any such arbitration, the Company shall bear all costs not otherwise borne by a plaintiff in a court proceeding. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising out of this Agreement.

7. Successors and Assigns: The provisions of this Agreement shall inure to the benefit of and be binding upon the Company, Executive and each and all of their respective heirs, legal representatives, successors and assigns. The duties, responsibilities and obligations of Executive under this Agreement shall be personal and not assignable or delegable by Executive in any manner whatsoever to any person, corporation, partnership, firm, company, joint venture or other entity. Executive may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by him or any rights which he may have pursuant to the terms and provisions of this Agreement.

8. Entire Agreement; Miscellaneous: This Agreement, any confidentiality, proprietary rights and dispute resolution agreement between Executive and the Company, and any agreement or plan concerning any stock options and other equity awards issued to Executive, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior negotiations and agreements, whether written or oral. This Agreement may not be altered or amended except by a written document signed by Executive and an authorized representative of the Company. Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of New York.

9. Counterparts: This Agreement may be executed by the Company and Executive in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

Date: December 23, 2010	E*TRADE Financial Corporation

	By:	/s/ Steven Freiberg
		Name:	Steven Freiberg
		Title:	Chief Executive Officer

Date: December 23, 2010	/s/ Bruce Nolop
Bruce Nolop

EXHIBIT A – Release of Claims

1. Full Release: In exchange for the benefits described in the Transition Agreement, dated December 23, 2010 (the “Transition Agreement”), between Bruce Nolop (“Executive”) and E*TRADE Financial Corporation (the “Company”) (the “Parties”), Executive and his successors and assigns release and absolutely discharge the Company and its subsidiaries and other affiliated entities, and each of their respective shareholders, directors, employees, agents, attorneys, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have, against those released parties arising out of or relating to any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the date of execution of this Transition Agreement by Executive, including, but not limited to:

(a) claims relating to any letter or agreement offering Executive service or employment with the Company, the Employment Agreement between Executive and the Company dated as of September 12, 2008, the parties’ employment relationship, the termination of that relationship, and any claims for breach of contract, infliction of emotional distress, fraud, defamation, personal injury, wrongful discharge or age, sex, race, national origin, industrial injury, physical or mental disability, medical condition, sexual orientation or other discrimination, harassment or retaliation, claims under the federal Americans with Disabilities Act, Title VII of the federal Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, the federal Fair Labor Standards Act, the federal Executive Retirement Income Security Act, the federal Worker Adjustment and Retraining Notification Act, the federal Family and Medical Leave Act, the National Labor Relations Act, and applicable state statues preventing employment discrimination,

(b) the Age Discrimination in Employment Act (subject to Section 3 below); or

(c) any other federal, state or local law, all as they have been or may be amended, and all claims for attorneys fees and/or costs, to the full extent that such claims may be released.

This Release does not apply to (i) claims which cannot be released as a matter of law, including claims for indemnification under applicable state law, (ii) any right Executive may have to enforce the Transition Agreement, including the agreements that are incorporated by reference therein, (iii) any right or claim that arises after the date of this Release, (iv) Executive’s eligibility for indemnification and advancement of expenses in accordance with applicable laws or the certificate of incorporation and by-laws of Company and/or its subsidiaries, or any applicable insurance policy or (v) any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which Executive, on the one hand, and Company or any other releasee hereunder, on the other hand, are jointly liable. This Release does not amend any equity compensation award agreement between Executive and the Company.

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2. All Claims Waived: Executive understands that he is releasing claims that he may not know about. That is Executive’s knowing and voluntary intent even though he recognizes that someday he may regret having signed the Transition Agreement and this Release. Nevertheless, by signing the Transition Agreement and this Release, Executive agrees that he is assuming that risk, and he agrees that the Transition Agreement and this Release shall remain effective in all respects in any such case. Executive expressly waives all rights he may have under any law that is intended to protect him from waiving unknown claims.

3. Older Workers Benefit Protection Act: In accordance with the Older Workers Benefit Protection Act, Executive understands and acknowledges that he has been advised to consult an attorney before accepting the Transition Agreement and signing this Release. Executive further understands and acknowledges that he has at least 21 days to sign this Release by dating and signing a copy of this Release and returning it to the Company, although it may be accepted at any time within such period. Executive further understands that, once having signed this Release, Executive will have an additional 7 days within which to revoke the release of claims solely under the Age Discrimination in Employment Act (the “ADEA Release”), by delivering written notice of revocation of the ADEA Release to the Company’s EVP of Human Resources. If Executive revokes such ADEA Release during such seven-day period, Executive will not be eligible for the payments and benefits under Section 2 of the Transition Agreement.

EXECUTIVE UNDERSTANDS THAT HE IS ENTITLED TO CONSULT WITH, AND HAS CONSULTED WITH, AN ATTORNEY PRIOR TO SIGNING THIS RELEASE AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS RELEASE. EXECUTIVE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN THE TRANSITION AGREEMENT.

Date: December 23, 2010	/s/ Bruce Nolop
Bruce Nolop

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